Exhibit 23(c)






                          Independent Auditors' Consent


                  We consent to incorporation by reference in the Registration Statements of Cavalier Homes, Inc. (Form S-8 Registration Nos. 33-20842, 33-20859, 33-86232, 33-86236, 333-06371, 333-04953, 333-19833, 333-45255 and
Form S-3 Registration Nos. 33-62487, 33-63060, 33-86348,  333-18213,  333-00607,
333-48111 as amended) of our report dated January 23, 1996, with respect to the statement of income of Bellcrest Homes, Inc. for the year ended December 31, 1995, which report is incorporated by reference in the Form 10-K of Cavalier Homes, Inc. dated March 30, 1998.

/s/ Alday, Tillman, Wright & Giles, P.C.
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Alday, Tillman, Wright & Giles, P.C.
Valdosta, Georgia

March 27, 1998